Exhibit 5.1

Our ref: MSJ/667559/42381504

Tecnoglass Inc.
PO Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

29 July 2016

Dear Sirs

Tecnoglass Inc. (the "Company")

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form S-4, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-205586) (the “Registration Statement”) in respect of the proposed exchange of certain warrants of the Company for up to 2,687,885 of the Company's ordinary shares, par value US$0.0001 per share, in the capital of the Company (the “Shares”). This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation on Change of Name dated 27 December 2013 and the Third Amended and Restated Memorandum and Articles of Association of the Company as adopted on 20 December 2013 (the “Memorandum and Articles”).

1.2	The minutes (the “Minutes”) of the meeting of the board of directors of the Company held on 14 April 2015 (the “Meeting”) and written resolutions of the board of directors of the Company dated 29 July 2016 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.4	The Registration Statement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement.

2.4	The Memorandum and Articles remain in full force and effect and are unamended.

2.5	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges, or contemplated by the Registration Statement.

2.6	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles.

2.7	The Resolutions and the resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

2.8	The authorised share capital of the Company as set out in the Memorandum and Articles has not been amended.

2.9	The shareholders of the Company have not restricted or limited the power of the directors in any way.

2.10	The directors of the Company at the date of the Meeting, the date of the Resolutions and at the date hereof were and are as follows: Julio A. Torres, A. Lorne Weil, Martha Byorum, Samuel R. Azout, Christian T. Daes, Jose M. Daes and Juan Carlos Vilarino.

2.11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to us are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

2.12	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.13	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The issue of the Shares to be issued by the Company as contemplated by the Registration Statement has been authorised, and when issued and paid for in the manner described in the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, such Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if this were to occur in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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